UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2015

ZAIS GROUP HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35848	46-1314400
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Bridge Avenue, Suite 322 Red Bank, NJ	07701-1106
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 978-7518

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 1, 2015, Donna J. Blank, 54, was appointed Chief Financial Officer of ZAIS Group Holdings, Inc. (the “Company”). Ms. Blank will also serve as the chief financial officer of the Company’s operating subsidiary, ZAIS Group, LLC and will assume supervisory responsibility for ZAIS Group, LLC’s risk, technology and corporate investor relations functions.

Ms. Blank will also serve as the Chief Financial Officer and Treasurer of ZAIS Financial Corp., a New York Stock Exchange listed company managed by a subsidiary of ZAIS Group, LLC. Prior to joining the Company, Ms. Blank served as the Executive Vice President and Chief Financial Officer of National Financial Partners from 2008 to 2013. From 2003 to 2008, Ms. Blank was the Chief Financial Officer of Financial Guaranty Insurance Company.

Ms. Blank will receive annual base compensation of $300,000 and, in 2015, will receive guaranteed incentive compensation of $475,000, payable in the first quarter of 2016. As an inducement to join the Company, Ms. Blank is also receiving 50,000 Class B-0 Interests in ZAIS Group Parent, LLC and is entitled to receive a $100,000 payment on June 30, 2015, subject to certain conditions.

In conjunction with the appointment of Ms. Blank, Paul McDade, the Company’s previous chief financial officer has assumed the position of Managing Director for Special Projects primarily related to new business activities effective June 1, 2015. The Company has agreed to allow Mr. McDade to retain certain previously awarded incentive compensation payments up to $262,500, subject to certain conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAIS GROUP HOLDINGS, INC.

By:	/s/ Michael Szymanski
Michael Szymanski
President and Chief Executive Officer

Date: June 1, 2015